Exhibit 10.1

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

BETWEEN

MOTORSPORT GAMES LIMITED

AND

PETER HANSEN-CHAMBERS

DATED: June 17, 2026

Parties

1.	Motorsport Games Ltd incorporated and registered in England and Wales with company number 12445844 whose registered office is at Silverstone Innovation Centre, Silverstone Park, Silverstone, NN12 8GX (“Company”, “Employer” or “we”).

2.	Peter Hansen-Chambers, [●] (“Executive” or “you” / “your”).

1.	APPOINTMENT

Your appointment will be as Chief Financial Officer (CFO) of Motorsport Games Inc, a Delaware corporation (“MSGM”) through your employment with the Company whose parent entity is MSGM, reporting to the Chief Executive Officer (CEO) of MSGM and the board of directors of MSGM (the “Board”).

You accept such employment and shall devote all of your business time, effort and skill to diligently perform the duties described in this Statement of Terms and Conditions of Employment (this “Agreement” or this “Contract of Employment”) for the benefit of the Employer and its parent entity, MSGM.

Your continuous employment with the Company commenced on July 1, 2026.

Your appointment under this Agreement will commence on July 1, 2026.

No probationary period applies to your employment.

You warrant to the Company and MSGM that you are not entering into this Agreement in breach of any agreement with a third party and that you will not be restricted or prevented from undertaking or performing your duties hereunder by any such agreement.

This Agreement replaces any previous agreement(s), whether verbal or written, given to you at any time relating to your employment with the Company. For the avoidance of doubt, the Consultancy Agreement between the Company and PHC Consulting Limited dated January 5, 2026 (“Consultancy Agreement”) is hereby mutually terminated with effect from the commencement of the Executive’s employment hereunder. The Company and the Executive each represent and warrant that proper notice has been given in accordance with the termination provisions of the Consultancy Agreement and that such mutual termination has been effected in compliance with the terms of the Consultancy Agreement. You acknowledge that you are not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained in this Agreement.

During your appointment, you will:

●	Unless prevented by illness or injury, devote the whole of your working time, attention and abilities to the business on an exclusive basis and will not, without the prior written consent of the CEO(such consent not to be unreasonably withheld) accept any other appointment, work for or be directly or indirectly engaged or concerned with the conduct of any other business;

●	diligently perform such duties and exercise such powers to the Company or any Group Company as the CEO reasonably requires;

●	comply with the reasonable and lawful directions given from time to time by the CEO;

●	use your best endeavours to and promote the interest and further business of the Company or any Group Company and not to do anything which may harm or be prejudicial or detrimental to the business of the Company or any Group Company;

●	disclose to the CEO any misconduct committed by yourself or any of your colleagues of which you are aware, including any intention by an employee to act in breach of their employment contract with the Company and/or Group Company, as soon as reasonably practicable upon becoming aware of it.

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During your appointment, you shall not, without the prior written consent of the Board, be directly or indirectly employed, engaged, concerned or interested in any other trade, business or profession, whether paid or unpaid as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, other than the business of the Company or any Group Company save for the holding as a passive investor only of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange).

2.	SALARY

Your basic annual (“base”) salary will initially be GBP 240,000 per annum subject at all times to review, adjustment and approval by the Compensation Committee of the Board (the “Committee”), in the Committee’s sole and absolute discretion.

Your salary shall accrue from day to day and be paid monthly in arrears, less required deductions on or about the 28th of each month directly by bank credit transfer. Please note that your salary is a confidential matter between yourself and the Company and should not be discussed outside these two parties, unless disclosure of salary information is required by law and/or rules or regulations, including, without limitation, the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) for purposes of current, quarterly and annual reporting, disclosures of executive compensation and other requirements thereunder.

The Company may deduct from the salary, or any other sums owed to you, any money owed to the Group Company by you. In addition, the Company reserves the right to deduct from your salary one day’s pay for each day (including part of a day) of unauthorised absence (calculated as 1/260 of your salary for each day). Unauthorised absence shall include any absence from work unless due to:

a)	Genuine sickness which has been notified to the Company in accordance with clause 8 below;
b)	Absence for which the Company has given permission; or
c)	Genuine reasons outside your control which are acceptable to the Company.

3.	BONUS

You are eligible to participate in the Company’s Incentive Compensation Plan (“ICP”) and target cash bonus schemes, with a target bonus equal to 25% of your annual base salary, the terms of which shall be advised to you separately. Any such bonus payment made shall be purely discretionary based upon performance-based metrics that have been developed with input from the Executive and approved by the CEO, which metrics shall be reviewed and revised on an annual basis.

Any bonus payment shall not form part of your contractual remuneration. If the Company pays you a bonus in one year, it shall not be obliged to make a similar or any bonus payment in any subsequent year. The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

You will forfeit any bonus entitlement if, prior to the bonus payment date:

a)	you voluntarily resign or provide notice of resignation; or

b)	your employment is terminated by the Company with immediate effect and without Payment in Lieu pursuant to Section 11.

If your employment is otherwise terminated by the Company prior to the bonus payment date, you will be eligible for a pro-rated bonus based on the portion of the applicable performance period during which you were employed.

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Any bonus payment shall not be pensionable except to the extent that it forms part of your qualifying earnings under section 13(1) of the Pensions Act 2008.

Notwithstanding the foregoing, the parties acknowledge that the Executive served as a consultant to the Company through PHC Consulting Limited beginning on 20 January 2026, and that such period of service as a consultant shall be recognised and credited as time served by the Executive for the purposes of calculating any pro-rated entitlement to the 2026 CFO cash bonus under this Section 3. For the avoidance of doubt, the Executive’s eligible service period for the 2026 bonus year shall be deemed to have commenced on 20 January 2026.

4.	HOURS OF WORK

The Executive’s working week consists of forty (40) hours per week, predominately 9am-6pm Monday through Friday, with one hour for lunch. However, your actual working hours will be discussed and agreed upon by the Board in line with the needs of the business. You will be expected to work additional hours from time to time as required by the nature of your work, for the proper fulfilment of your post and the needs of the business and its clients.

The nature of your role with the Company is such that there is no entitlement to additional payment (whether by overtime or otherwise) for hours worked in excess of your normal weekly working hours.

It is expected that in addition you will work such hours as are necessary for the proper fulfilment of your post and the needs of the business and its clients.

5.	PLACE OF WORK

The Executive may work for the Company remotely, but will be required to visit the UK Office in Silverstone on occasion as is reasonably necessary to meet the needs of the business. You are required to inform us as soon as possible if you plan to change your home address. You confirm that you are not in breach of any covenant or agreement in doing work at your home.

You may be required to travel to any locations within the UK or globally, whether to clients’ offices, or to such offices as may be required. During your employment you shall not be required to work outside of the UK for a prolonged period of time which the company defines as more than two weeks.

6.	EXPENSES

All reasonable expenses wholly, necessarily and exclusively incurred by the Executive whilst on Motorsport Games business will be reimbursed subject to the guidelines outlined in the Company Travel and Expenses Policy.

The Employer will pay or reimburse you for all personal documented, reasonable and necessary (in line with Employer’s policies) out-of-pocket expenses related to business travel and meetings incurred by you during the term of your employment in the performance of your duties hereunder. For direct flights longer than four (4) hours, you shall be entitled to business class airfare, subject to the Company’s travel policy.

Any credit card provided by the Company may only be used for expenses incurred by you in the course of your employment.

7.	HOLIDAYS

In addition to the eight (8) recognised Bank and other Public Holidays (or days in lieu where the Company requires the Executive to work on a public holiday), the Executive’s paid annual holiday entitlement is twenty-six (26) days. Your annual leave entitlement shall rise by one additional day for each complete calendar year of service (based on your continuous employment start date), up to a maximum of thirty (30) days. Any entitlement to a part day’s holiday will be rounded up to the nearest half day.

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The holiday year runs from 1 January to 31 December each year. Holiday can be taken in the holiday year in which it accrues otherwise it will be lost, except in the following cases:

a)	you may choose to carry forward into the next holiday year no more than five (5) days of untaken holiday entitlement. It will be lost if not taken before the end of the next holiday year

b)	you may carry over holiday that you have been unable to take due to being on sick leave. It will be lost if not taken within 18 months of the end of the holiday year in which it accrued.

c)	you may carry over holiday that you have been unable to take due to being on maternity, paternity or adoption leave, parental leave, shared parental leave, parental bereavement leave, carer’s leave or neonatal care leave. It will be lost if not taken by the end of the following holiday year.

You will not accrue entitlement to holidays beyond the statutory minimum if you are absent from work due to sickness for more than fourteen (14) consecutive days and as such any entitlement to holidays for the holiday year in which such absence takes place shall be reduced pro rata. You will continue to accrue statutory holiday entitlement during sickness absence in accordance with the Working Time Regulations 1998.

The Company may require the Executive to take any accrued holiday entitlement during their notice period.

Wherever possible, you should give reasonable advance notice of any proposed holiday dates. In the unlikely event that the Board requires you to cancel approved pre-booked holiday for business reasons, you may be reimbursed for any irrecoverable costs and every effort will be made to agree suitable alternative holiday dates with you.

Please refer to the Employee Handbook for specific rules regarding holiday entitlement and booking arrangements.

If you leave employment part way through a holiday year, your entitlement to holiday will be calculated on a pro rata basis. If upon leaving you have any outstanding annual holiday entitlement, you will receive a payment representing salary for the number of days’ outstanding (which, for the avoidance of doubt, shall include any holiday carried forward from a previous holiday year(s)). Alternatively, if you have taken annual holiday in excess of your accrued entitlement, a deduction equivalent to salary for the additional holiday taken will be made from any final payment to you. The amount of such payment or deduction shall be 1/260th of your salary for each day.

8.	ABSENCE THROUGH SICKNESS OR INJURY

The Company’s sick pay scheme operates on trust and the Company relies on the integrity and honesty of the Executive to comply with the spirit of the scheme as well as the detailed rules set out in the Company’s policy. Anyone abusing the scheme will be dealt with under the disciplinary procedure.

If you are absent from work and your illness or injury prevents you from working, the following sick pay benefits will apply. Provided that you have complied with all rules and procedures, you shall continue to receive your full pay and contractual benefits during any period of absence for up to 30 working days. This does not affect any entitlement you may have to receive Statutory Sick Pay (SSP) for the same periods of sickness absence, although any sick pay you receive from the Company shall be inclusive of any SSP due to you.

These maximum benefits apply to consecutive or to aggregate periods of sickness absence and run for a rolling twelve-month period starting with the first day of any sickness absence.

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If during any period of sickness absence, you are receiving salary payments but are not eligible for SSP, the Company may deduct from salary any benefits in relation to sickness or incapacity which you are entitled to claim (whether or not claimed). If the incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. You shall if required by the Board, refund to the Company that part of any damages or compensation recovered by you relating to the loss of earnings for the period of the incapacity as the Company may reasonably determine less any costs borne by them in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of incapacity.

Where reference is made in these rules to SSP it shall be deemed to include any state sickness benefit which may be introduced in the future to replace SSP.

Your qualifying days for SSP purposes are Monday to Friday.

The rights of the Company to terminate your employment under the terms of this Agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay or other benefits.

The following absence reporting procedures form part of the contract of employment:

Notifying absence due to sickness

If the Executive is unable to attend work due to illness or injury the procedure is as follows:

a)	Within a reasonable timeframe on your first day of absence, you must contact a member of the Board, stating that you are out sick and the expected period of absence. You must keep this person informed of the progress of your recovery. To this end, you must again contact them on each subsequent day of absence, to discuss the progress of your recovery, unless another interval is agreed. If the incapacity lasts for between one and seven days (including a Saturday and/or Sunday), you must comply with the Company’s self-certification process.

b)	If you are absent for more than seven days, you must forward a medical certificate issued by your GP to the Board without delay. If a delay is unavoidable, you should inform the Board immediately.

c)	If the absence continues, and further medical certification is required, you must continue to send medical certificates without delay.

You agree to consent to any such request and to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require.

9.	OTHER PAID LEAVE

The Executive may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time:

a)	statutory maternity leave;

b)	statutory paternity leave;

c)	statutory adoption leave;

d)	statutory shared parental leave;

e)	statutory parental bereavement leave; and

f)	statutory neonatal care leave.

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Further details of such leave are available from Human Resources. The Company may replace, amend or withdraw the Company’s policy on any of the above types of leave at any time.

10.	PENSION

The Company will comply with its obligations under the Pension Act 2008. Further details of the Executive’s entitlement are available upon request.

11.	TERMINATION

Subject to the other terms of this Agreement, the Executive’s employment will continue until terminated by either party in accordance with the notice periods set out below, which shall be determined by reference to the Executive’s length of continuous employment:

a)	For the first 12 months of continuous employment: you may give the Company not less than four (4) months written notice to terminate and the Company may give you not less than six (6) months written notice to terminate;

b)	after twelve (12) months of continuous employment: you may give the Company not less than five (5) months written notice to terminate and the Company may give you not less than nine (9) months written notice to terminate;

c)	after eighteen (18) months of continuous employment: you may give the Company not less than six (6) months written notice to terminate and the Company may give you not less than twelve (12) months written notice to terminate.

Notwithstanding the notice period, the Company may in its sole and absolute discretion, terminate your employment at any time and with immediate effect by notifying you that the Company is exercising its right under this clause 11 and the Company will pay within twenty-eight (28) days a payment in lieu of notice, (“Payment in Lieu”) or the first instalment of any Payment in Lieu, to you.

This Payment in Lieu will be equal to your base salary (as at the date of termination) which you would have been entitled to receive under this agreement during the applicable Company notice period referred to above, less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

b)	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

The Company may pay any sums due under this clause in equal monthly instalments until the date on which the notice period referred to in this clause would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

You have no right to receive a Payment in Lieu unless the Company has exercised its discretion to make such a payment.

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The Company may, notwithstanding any other provisions of this Agreement, at any time by notice in writing to you, terminate your employment with immediate effect and without Payment in Lieu:

a)	If you are convicted of a criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

b)	If you are guilty of any gross misconduct in the course of your employment;

c)	If you commit any serious or (after warning) repeated breach of your material obligations under this Agreement;

d)	If you behave in a manner (whether on or off duty) which in the reasonable opinion of the Board is likely to bring the Company into disrepute .

Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of these rights.

Once notice has been served by either party, the Company may require you not to attend for work for a period equivalent to some or all of the notice period required to be given by either party (“Garden Leave”). If the Company elects to place you on Garden Leave for any period you must remain available throughout that period for work on a daily basis and holiday taken (if any) must still be booked in the normal way. Furthermore the Company may require you to not contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company during any period of Garden Leave, other than for purely social purposes.

During any period of Garden Leave you will remain an employee of the Company. You will continue to receive your salary and other contractual entitlements (including, without limitation, with respect to bonus as though you would have otherwise continued to perform your duties) and to be bound by all the terms of this Agreement.

On the termination of your employment or upon the Company exercising its right to place you on Garden Leave, you will at the request of the Company resign without claim for compensation from any directorships or other posts or offices held by you in the Group or in connection with your employment. If you fail to do so, the Company may nominate someone on your behalf to sign such documents and to take such other steps as are necessary to give effect to such resignations.

12.	CONFIDENTIALITY

For the purposes of this clause 12 the following definitions shall apply:

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or such Group Company and trade secrets, including information which the Executive develops, creates, receives or obtains), including, without limitation,

a)	technical data and know-how relating to the business of the Company or any Group Company or any of its (or their) shareholders, investors, advertisers, clients, customers or commercial partners;

b)	information relating to the Group’s products/services (actual or proposed), industry knowledge and research, work processes and concepts, strategies, training programmes, new methods of advertising, and the Group’s “customer intelligence”;

c)	the identity of customers, potential customers, investors, potential investors, suppliers, potential suppliers, resellers and potential resellers, their contact details (including contact names, telephone numbers and postal and email addresses), terms of business, requirements and prices charged and all other confidential aspects of their business relationships (or potential business relationships) with the Company and/or any Group Company;

d)	business methods, plans, strategies (including pricing strategies) marketing plans, sales forecasts, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists and discount structures, the marketing or sales of any past, present or future products or services of the Company and/or any Group Company and advertising and other promotional material;

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e)	confidential management and financial information, management systems, maturing business opportunities, results and forecasts (including draft, provisional and final figures), including dividend information, turnover and stock levels, profits and profit margins, credit policies, credit procedures, payment policies, payment procedures and systems for the same whether of the Company or any Group Company;

f)	any confidential proposals relating to the acquisition or disposal of any part or the whole of a company or business or to any proposed expansion or contraction of activities including future projects, business development or planning, commercial relationships or negotiations;

g)	confidential details of, and personal data relating to, employees, workers, consultants and officers (including agency workers) and of their performance and of the remuneration, fees and other benefits paid to them;

h)	any litigation or threatened action involving the Company or any Group Company; and

i)	any information which is treated as confidential or which the Executive is told or ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence.

You acknowledge that during your employment with the Company you will have access to and will be entrusted with Confidential Information.

You will not during the course of your employment (otherwise than in the proper performance of your duties, and then only to those who need to know such information or secrets) or at any time thereafter, (except with the prior written consent of the Company or as required by law):

a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

b)	cause or facilitate any unauthorised disclosure through any failure by you to exercise all due care and diligence; or

c)	make use (other than to the benefit of the Group) of copy or memorise with a view to divulging to any person, company or using for any purposes (other than those of the Company or any Group Company) any Confidential Information.

These restrictions will not apply to:

a)	any information which has become available to the public generally, otherwise than through unauthorised disclosure;

b)	any use or disclosure authorised by the Board or required by law;

c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; and

d)	prevent the Executive from reporting any matter to the police or responsible regulator.

Further, you agree that during the course of your employment you shall not make any adverse or derogatory comment about the Group Company, its directors or employees (including former directors and employees) and you acknowledge that a breach of this obligation will be considered a serious disciplinary matter.

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13.	DATA PROTECTION

As the Executive’s employer, the Company needs to keep and process information about you for normal employment purposes, and as a company pursuing digital media activities, we may sometimes need to process your data to pursue our legitimate business interests. The information we hold, and process will be used for our management and administrative use only. We will keep and use it to enable us to run the business and manage our relationship with you effectively, lawfully and appropriately, during the recruitment process, whilst you are working for us, at the time when your employment ends and after you have left. This includes using information to enable us to comply with the employment contract, to comply with any legal requirements, pursue the legitimate interests of the Company and protect our legal position in the event of legal proceedings. By applying for and entering into employment with us, you hereby grant consent for the Company to process this data for the above-mentioned purposes, and in accordance with our Employee Handbook. If you do not provide this data, we may be unable in some circumstances to comply with our obligations and we will advise you about the implications of that decision. Further details are as set out in the Company’s data protection policy, available from Human Resources.

You shall comply with the data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours. You will also comply with our IT and communications systems policy.

You are responsible for updating Human Resources of any changes to your home address and other contact details.

14.	MONITORING

The Executive agrees that the Company, or any other member of the Group, may monitor, intercept or record your use of company equipment including, but not limited to, email and internet usage.

15.	E-MAIL, INTERNET AND SOFTWARE ACCEPTABLE POLICY

The Executive must be aware and adhere to Company’s Computer and the Internet Policy, a copy being available from Human Resources. Failure to comply with the provisions of this policy may lead to appropriate disciplinary action being taken. This is a policy document which does not form part of your terms and conditions of employment and which may be changed from time to time.

16.	CONVICTIONS

The Executive is required to disclose any conviction which is not spent by virtue of the Rehabilitation of Offenders Act 1974. Similarly, if you receive any conviction during your employment, it should be disclosed to the Company.

17.	MEMBERSHIP OF TRADE UNIONS

There are no collective agreements in existence which directly affect the Executive’s terms and conditions.

18.	GRIEVANCE PROCEDURES

The Company recognises that misunderstandings or grievances may sometimes occur. It is vital these grievances are brought out into the open and resolved fairly and as quickly as possible. In most cases, this can be done on an entirely informal basis. However, there may be occasions when a more formal approach is needed.

If you have a grievance relating to your appointment, you should raise this with the Board in writing in accordance with our Grievance Procedure. The Company’s Grievance Procedure a non-contractual policy document, a copy of which is available from Human Resources.

The procedure does not form part of your terms and conditions of employment and the Company may amend it from time to time or depart from it where it is reasonable to do so.

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19.	DISCIPLINARY PROCEDURES

The Executive is expected to behave in a responsible manner at all times and is also expected to comply with the standards, practices, policies and reasonable instructions that are essential for the efficient operation of the business and for the well-being, health and safety of those employed in it. Failure to meet these standards renders an employee liable to disciplinary action. You are subject to our disciplinary policy, a copy of the which is available from Human Resources.

The Company may suspend you from any or all of your duties for no longer than is necessary to investigate any disciplinary matter involving you or so long as is otherwise reasonable while any disciplinary procedure against you is outstanding. The Company may attach conditions to any such suspension. You must comply with any such conditions and co-operate fully with any investigation.

During any period of suspension:

a)	you shall remain our employee and bound by the terms of this Agreement;

b)	you shall ensure that the Board knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

c)	the Board may exclude you from any of our or any Group Company’s premises; and

d)	the Board may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of ours or any Group Company.

The Company may, at its discretion, continue your normal pay and benefits during suspension or may suspend you without pay in cases of alleged serious misconduct or breach of the Company’s disciplinary procedure. Any period of unpaid suspension will be reasonable and proportionate to the nature of the alleged misconduct or breach. During any unpaid suspension, you will not be entitled to remuneration, benefits, or accrual of contractual holiday entitlement.

If you wish to appeal against a disciplinary decision you may apply in writing to the Executive Director of Human Resources.

The Disciplinary Policy is a non-contractual policy document and the Company may amend it from time to time or depart from it where it is reasonable to do so.

20.	COMPANY POLICIES AND PROCEDURES

The Employee Handbook contains details of the Company’s Policies and Procedures, as well as other employment-related information.

21.	INTELLECTUAL PROPERTY

For the purposes of this clause 21 the following definitions shall apply:

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

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The Executive shall disclose to the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely.

You irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this Agreement.

You irrevocably appoint the Company to be your attorney to sign any document required and to use your name for the purpose of giving the Company (or its nominee) the benefit of this clause 21 and acknowledge in favour of any interested third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 21 be conclusive evidence of such authority.

You agree to waive and not assert any moral rights to which you may be entitled under the CDPA in respect of any work done by you, the rights in which are vested in the Company. Any credit for work done will be given at the sole discretion of the publisher.

22.	RESTRICTIONS AFTER EMPLOYMENT

For the purposes of this clause 22 the following definitions shall apply:

Capacity: as agent, consultant, employee, worker, director, owner, partner, shareholder or in any other capacity.

Prospective Customer: any firm, company or person with whom the Company or any Group Company was in material discussions during the Relevant Period with a view to that organisation becoming a customer of the Company, and with whom the Executive had material dealings during the Relevant Period.

Relevant Period: the twelve (12) month period prior to the Termination Date.

Restricted Business: those parts of the business of the Company and any Group Company with which you were involved to a material extent in the Relevant Period.

Restricted Customer: any firm, company or person who, during the Relevant Period was a customer or Prospective Customer of the Company or any Group Company and with whom you had dealings at any time during the Relevant Period.

Restricted Person: anyone employed or engaged by the Company or any Group Company in a managerial, sales, creative or technical role with whom you had material contact or dealings at any time during the Relevant Period.

Termination Date: the date on which your employment terminates.

In order to protect the confidential information and business connections of the Company and each Group Company to which you have access as a result of your employment, you covenant with the Company that you shall not:

●	for twelve (12) months from the Termination Date, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

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●	for twelve (12) months from the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

●	for twelve (12) months from the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person.

The restrictions imposed on you by this clause 22 apply to you acting directly or indirectly; and on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

The periods for which the restrictions in this clause 22 apply shall be reduced by any period that you spend on Garden Leave immediately before the Termination Date.

If you receive an offer to be involved in a business concern in any capacity during the Employment, or before the expiry of the last of the covenants in this clause 22 you shall give the person making the offer a copy of this clause and shall tell the Company the identity of that person as soon as possible after accepting the offer.

If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company to carry out services for a business concern which competes with, or is intended to compete with any Restricted Business, you will not at any time during the six (6) months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern.

None of the restrictions in this Clause 22 shall prevent you from:

a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

b)	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

c)	being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 12 months before the Termination Date.

You acknowledge that each of the restrictions in this clause 22 is intended to be separate and distinct and is to be construed as such.

23.	RETURN OF COMPANY PROPERTY AND PASSWORDS

Upon termination of your employment the Executive must:

a)	immediately return all items of the Company’s property which you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, memory sticks, business cards, credit cards, documents or copies of documents); and

b)	if you have any document or information belonging to the Company on a personal computer (which is not to be returned under the above provisions), forward a copy to the Company and then irretrievably delete the document or information. You will permit the Company to inspect any such computer on request to ensure such steps have been taken.

If asked to do so, you must inform the Company of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

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You agree to reimburse the Company for any unreasonable loss or damage to Company property which was caused by your misconduct, negligence or neglect of duty. Should such a loss not be reimbursed promptly by you, you agree that the Company may deduct the appropriate sum from any pay due to you on the termination of your employment.

24.	HEALTH AND SAFETY

In accordance with health and safety legislation, the Executive must:

a)	take reasonable care for the health and safety of yourself and other persons who may be affected by your acts or omissions;

b)	co-operate with the Company to enable the Company to ensure so far as is reasonably practicable the health, safety and welfare at work of all the Company’s employees and to comply with any other duties or requirements relating to health and safety; and

c)	not interfere with or misuse anything provided by the Company in the interests of health, safety or welfare.

25.	TRAINING

During the Executive’s employment, you are entitled to take part in various training courses which the Company may provide from time to time in-house. Specific details of what courses might be available will be provided to you from time to time and it is anticipated will include training on compliance issues relating to responsibilities associated with working within a listed business.

26.	BENEFITS

You are not entitled to any benefits during your appointment. The Company, in its sole and absolute discretion, reserves the right to replace, amend or withdraw such benefits at any time on reasonable notice to you. The Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

27.	GENERAL

This Agreement is entered into by the Company for itself and in trust for each Group Company, with the intention that each Company will be entitled to enforce the terms of this Agreement directly against the Executive. The Contracts (Rights of Third Parties) Act 1999 will not create any rights in favour of you in relation to the benefits granted now or at any time in connection with your employment.

Any communications posted to you should be sent to your last known domestic address, according to the Company’s HR records.

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction in the English court to settle any disputes which may arise in the nature of this Agreement.

28.	DEFINITIONS

Group Company: the Company, its Subsidiaries or Holding Company from time to time and any Subsidiary of any Holding Company from time to time (and “Group” will be interpreted accordingly).

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Please acknowledge your acceptance and agreement to the terms outlined by signing this contract and return a copy to the HR Department.

Signed:

Motorsport Games Ltd.

By:	/s/ Stephen Hood

Name:	Stephen Hood

Title:	Chief Executive Officer

Dated:	June 17, 2026

I agree to the employment with the Company on the terms as set out above and confirm that I have received a copy of this Contract of Employment and have read and understood it and also that it supersedes any previous agreement between myself and the Company.

Signed:	/s/ Peter Hansen-Chambers	Dated:	June 17, 2026
Peter Hansen-Chambers

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